Exhibit 4.3

CONVERTIBLE PROMISSORY NOTE
DUE MARCH 31, 2009

$250,000	January 15, 2009

          FOR VALUE RECEIVED, Henry County Plywood Corporation, a Nevada corporation (the “Maker”), hereby promises to pay to ______________ (the “Holder”) the principal sum of Two Hundred Fifty Thousand Dollars ($250,000), at a simple interest rate as set forth below. The Maker further agrees to pay all costs of collection, including reasonable attorneys’ fees, incurred by the Payee or by any other holder of this Promissory Note (this “Note”) in any action to collect this Note, whether or not suit is brought. Principal and accrued interest shall be payable on or before the earlier of (i) the date on which the Maker consummates a financing transaction with gross proceeds of at least $2,000,000 or (ii) March 31, 2009 (the “Maturity Date”).

          This Note has been issued and sold pursuant to the terms of a share exchange agreement dated as of the date hereof (the “Exchange Agreement”), and shall be governed by the terms of such Exchange Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Exchange Agreement.

          The following terms shall apply to this Note:

ARTICLE I
GENERAL PROVISIONS

          1.1      Payments. Except as otherwise provided for in Sections 1.3 and 1.4 hereof, the entire unpaid principal amount due under this Note (the “Principal”) and accrued but unpaid interest (the “Interest”) due under this Note shall be due and payable in lawful money of the United States of America in immediately available funds to the Holder on or before the Maturity Date. All payments in respect of the indebtedness evidenced hereby shall be applied in the following order: to accrued Interest, Principal, and charges and expenses owing under or in connection with this Note.

          1.2      Interest. Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to short term applicable federal rate as published by the United States Internal Revenue Service for avoidance of imputed interest from the date hereof. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder will be paid to the Holder or its assignee in whose name this Note is registered on the records of the Maker regarding registration and transfers of Notes (the “Note Register”).

          1.3      Security. In order to secure its obligations hereunder, the Maker hereby agrees to the following:

                    (a) If all amounts due hereunder are not repaid by the Maturity Date, the Holder shall have the option to either (i) extend the Maturity Date to such date that is three (3) months from the Maturity Date (the “First Extended Maturity Date”) and increase the principal amount due hereunder to $375,000 (the “First Adjusted Principal Amount”), or (ii) convert this Note into such number of shares of the Maker’s common stock to the Holder such that, following such issuance, the Holder, together with shareholders owning fifty percent (50%) of the outstanding capital stock of the Maker prior to the consummation of the Exchange

Agreement, with the exception of shares held by ________________, will own, in the aggregate, 24.5% of the issued and outstanding capital stock of the Maker. If the Holder converts this Note in accordance with this Section 1.3(a), the Holder hereby agrees that the Maker shall have the right to repurchase, within six (6) months from the date of such conversion, all of the shares issued to the Holder pursuant to this Section 1.3(a) for $412,500 (the “First Repurchase Price”). If any part of the original Principal amount has been repaid by the original Maturity Date, then the First Adjusted Principal Amount, the percentage of outstanding shares of the Company issuable upon conversion of this note, and the First Repurchase Price shall be reduced proportionally.

                    (b) If all amounts due hereunder are not repaid by the First Extended Maturity Date, the Holder shall have the option to either (i) extend the First Extended Maturity Date to such date that is three (3) months from the First Extended Maturity Date (the “Second Extended Maturity Date”) and increase the principal amount due hereunder to $500,000 (the “Second Adjusted Principal Amount”), or (ii) convert this Note into such number of shares of the Maker’s common stock to the Holder such that, following such issuance, the Holder, together with shareholders owning fifty percent (50%) of the outstanding capital stock of the Maker prior to the consummation of the Exchange Agreement, with the exception of shares held by ________________, will own, in the aggregate, 24.5% of the issued and outstanding capital stock of the Maker. If the Holder converts this Note in accordance with this Section 1.3(b), the Holder hereby agrees that the Maker shall have the right to repurchase, within six (6) months from the date of such conversion, all of the shares issued to the Holder pursuant to this Section 1.3(b) for $550,000 (the “Second Repurchase Price”). If any part of the First Adjusted Principal Amount has been repaid by the First Extended Maturity Date, then the Second Adjusted Principal Amount, the percentage of outstanding shares of the Company issuable upon conversion of this note, and the Second Repurchase Price shall be reduced proportionally.

                    (c) In the event that (i) the Holder converts this Note into shares of the Maker’s common stock in accordance with either Section 1.3(a) or (b) hereof, and (ii) the Maker does not repurchase such shares issued to the Holder upon conversion in accordance with either Section 1.3(a) or (b) hereof, the Holder shall have the right to demand that the Maker file a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the resale of all shares of the Maker’s common stock then held by the Holder (the “Registrable Securities”); provided, however, if the Maker receives comments from the Commission and, following discussion with and responses to the Commission in which the Maker uses its reasonable best efforts and time to cause as many Registrable Securities to be covered by the Registration Statement without characterizing the Holder as an underwriter, the Maker is unable to cause the inclusion of all Registrable Securities in the Registration Statement pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Act”), then the Maker shall remove such Registrable Securities as required to allow the Registration Statement to be declared effected (the “Cut-back Shares”); provided further, that at such time as the Maker is able to effect the registration of the Cut-back Shares in accordance with the rules and regulations of the Commission, the Maker will be required to file with and cause to be declared effective by the Commission such additional Registration Statements as required to ultimately cause to be covered by effective Registration Statements all Registrable Securities. Notwithstanding the foregoing, the Maker shall not be required to file a Registration Statement, or maintain the effectiveness of any Registration Statement, which registers the Registrable Securities, or any portion thereof, for resale if such Registrable Securities may be freely sold, without volume limitations, pursuant to Rule 144 of the Act.

          1.4      Holdback and Setoff. Notwithstanding anything to the contrary contained herein, the Principal is subject to setoff and holdback rights to secure the indemnification obligations of the Holder under that certain Indemnification Agreement, dated January 15, 2009, among the Maker, the Holder, Organic Region Group Limited (“Organic Region”), and subsidiaries and shareholders of Organic Region party thereto. If, prior to the Maturity Date, the Maker receives notice of a claim described in Section 1 of the Indemnification

Agreement (a “Claim”) and Maker is required to use funds to defend against any such Claim, the Principal shall be reduced by such corresponding amount. So long as any Claim remains unresolved against the Maker, no further interest will accrue hereunder with regard to such portion of the Principal that is equal to the amount of such Claim (the “Setoff Amount”). Furthermore, if any such Claim remains unresolved at the Maturity Date, the Maturity Date shall be automatically extended with respect to the Setoff Amount, to ten (10) business days following the date on which such Claim is resolved (the “Extended Maturity Date”); provided, however, that in the even that the Maker incurs any damages in connection with such Claim, any funds due and payable hereunder at the Extended Maturity Date shall be reduced by the amount of such damages to Maker.

          This Note is subject to the following additional provisions:

ARTICLE II
EVENTS OF DEFAULT

                    An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                    2.1      Failure to Pay Principal or Interest. The Maker fails to pay all amounts due hereunder on or before the Maturity Date.

                    2.2      Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Maker and if instituted against Maker are not dismissed within thirty (30) days of initiation.

                    During the time that any portion of this Note is outstanding, if any Event of Default has occurred, the full principal amount of this Note, together with interest and other amounts owing in respect hereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. The Holder need not provide and the Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

ARTICLE III
MISCELLANEOUS

                   3.1      Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                    3.2      Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Maker: 6F No.947, Qiao Xing Road, Shi Qiao Town, Pan Yu District, Guangzhou, China, Attention Anson Ming, Facsimile: +86 20-84890227, and (ii) if to the Holder, to 5353 Manhattan Circle, Suite 101, Boulder, Colorado 80303, Facsimile: +1 303-499-6666.

                    3.3      Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

                    3.4      Assignability. This Note shall be binding upon the Maker and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

                    3.5      Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Maker agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

                    3.6      Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

                    3.7      Severability. In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

                    3.8      Maximum Payments. All agreements between the Maker and the Holder are hereby expressly limited so that in no event whatsoever, whether by reason of deferment in accordance with this Note or under any agreement or by virtue of the Maturity of the Note or the occurrence of an Event of Default, or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder or to compensate Holder for damages to be suffered by reason of a late payment hereof, exceed the maximum permissible under applicable law. If enforcement of any provision hereof at the time performance of such provision shall be due, shall exceed the limit of validity prescribed by law, the relevant obligations to be fulfilled shall be deemed reduced to the limit of such validity. This provision shall never be superseded or waived and shall control every other provision of all agreements between the Maker and the Holder.

[Signature Page Follows]

          IN WITNESS WHEREOF, Maker has caused this Note to be signed in its name by an authorized officer as of the 15th day of January, 2009.

HENRY COUNTY PLYWOOD CORPORATION

By:

Name: Chi Ming Leung
Title: Chief Executive Officer

[Signature Page to Promissory Note]